Exhibit 99.1

FOR IMMEDIATE RELEASE	Mercantile Bank of Michigan
CONTACT: Kim Eberhardt	Contact: Dave Miller
248.258.2333	989.466.7343
keberhardt@identitypr.com	dmiller@mercbank.com

Lake Trust Credit Union to Purchase Hastings Branch of Mercantile Bank of Michigan

Deal expected to close in early 2021

HASTINGS, Mich., Oct. 26, 2020 — Lake Trust Credit Union (“Lake Trust”), a community-based credit union serving nearly 200,000 individuals and businesses throughout Michigan, announced an intent to purchase the Hastings, Mich. branch of Mercantile Bank of Michigan (“Mercantile Bank”) located at 1500 W M 43 Hwy. The agreement includes the 4,300 square-foot branch footprint and all associated assets including approximately $16 million in deposits.

The deal is expected to close in early 2021. Lake Trust currently operates a branch location in Hastings at 209 N. Church Rd. Lake Trust will transition Hastings operations to the new M 43 Hwy. location following renovations with a timeline to be determined.

Grand Rapids-based Mercantile Bank is Michigan’s third-largest bank and operates 39 branches throughout Michigan, with assets totaling approximately $4.4 billion.

“Lake Trust has a long history of serving the Hastings community. As we consistently work to enhance our member experience, the purchase of Mercantile Bank’s Hastings branch will offer expanded convenience and accessibility for Lake Trust members in the area.” Lake Trust CEO David Snodgrass said. “For current Mercantile Bank customers, we look forward to introducing them to Lake Trust and helping them reach their financial goals.”

Guided by its mission to be an engine of member and community wellbeing, Lake Trust is a full-service financial institution with more than $2.2 billion in assets and 30,000 fee-free ATMs across its shared network. Lake Trust provides insurance, college and retirement planning along with an innovative suite of digital banking solutions for both consumer and business members. From online and mobile banking to digital wallet services, Lake Trust’s virtual banking services are designed to facilitate ease and safety now and in the future.

With customers throughout Michigan, Mercantile Bank continues to refine its branch network based on customer trends, ensuring it meets the needs of customers today and in the future. “Our customers are using alternative banking options more and relying less on physical branch locations for their banking and lending needs, thanks to our high-touch service model and robust online, mobile and card banking platforms. As we reviewed our existing branch network and our presence in the Hastings market, we felt it was in the best interest of our Hastings branch customers that we find a partner that was established in the Hastings community and aligned with our mission and values,” said Raymond Reitsma, President, Mercantile Bank of Michigan. “We will continue to communicate with our customers in the coming months to ensure a clear and seamless transition process as Lake Trust assumes branch operations in Hastings.”

In connection with this transaction, ProBank Austin is serving as financial advisor and Dickinson Wright PLLC is serving as legal counsel to Mercantile Bank. Honigman LLP is serving as legal counsel to Lake Trust.

About Lake Trust Credit Union

Lake Trust Credit Union is focused on being an engine of member and community wellbeing. The credit union currently serves nearly 200,000 members who live, work, worship, attend school or operate businesses in Michigan. With branches in more than 20 cities, towns and villages throughout the state, the credit union’s strength is enhanced by the strength of the greater community. Lake Trust works to advocate and inspire community engagement. To learn more, visit Lake Trust at www.laketrust.org.

About Mercantile Bank

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality, the expertise of its banking staff and its robust technology. Mercantile has assets of approximately $4.4 billion and operates 39 banking offices. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."